                                                                 [CELANESE LOGO]

INVESTOR INFORMATION                        Celanese Corporation
                                            Investor Relations
                                            1601 West LBJ Freeway
                                            Dallas, TX 75234-6034

                                            Mark Oberle
                                            Phone: +1-972-443-4464
                                            Fax: +1-972-332-9373
                                            Mark.Oberle@celanese.com

CELANESE CORPORATION DECLARES COMMON AND PREFERRED SHARE DIVIDENDS

         DALLAS, Texas, October 5, 2005 - Celanese Corporation today declared quarterly dividends of $0.04 per share of its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on
November 1.

         The dividends are payable for the period from August 1, 2005 to October
31, 2005 to owners of record as of October 15.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company is the #1 or #2 producer of products comprising the majority of its sales and has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and
Performance Products. Celanese has 29 production plants, with major operations in North America, Europe and Asia. In 2004, Celanese Corporation and its
predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with
U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at
www.celanese.com.